Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Hanmi Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (1)	Maximum Aggregate Offering Price (1)	Fee Rate (2)	Amount of Registration Fee (2)

Debt	Debt securities	Rule 456(b) and Rule 457(r)

Equity	Common stock, $0.001 par value per share	Rule 456(b) and Rule 457(r)

Equity	Preferred stock, $0.001 par value per share	Rule 456(b) and Rule 457(r)

Other	Depository Shares	Rule 456(b) and Rule 457(r)

Unallocated (Universal) Shelf

Total Offering Amounts

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

(1)

The amount to be registered consists of an indeterminate amount of senior or subordinated debt securities, common stock, preferred stock and/or depositary shares as may be offered, issued and sold from time to time at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon the exercise, conversion or exchange of other securities.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fees and will pay such fees on a “pay as you go” basis in advance of or in connection with an offering of securities registered under this registration statement.